UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 3, 2007

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 3, 2007, the Company’s Metalico Akron, Inc. ("Metalico Akron") and Metalico Akron Realty, Inc. ("Realty") subsidiaries closed their previously announced purchase of substantially all of the operating assets of Annaco, Inc. ("Annaco") and interests in the real property used by Annaco in its business. The aggregate purchase price was approximately $34 million, including a payment for inventory in excess of a predetermined amount that is subject to post-closing adjustment and an allocation for the real estate interests. Metalico Akron acquired Annaco’s operating assets while Realty purchased the equity interests of the entities owning the real property from affiliates of Annaco and its stockholders. Metalico Akron will also make an annual payment to Annaco for the fiscal years 2007, 2008, and 2009 (any payment for 2007 to be prorated) if the acquired assets perform over a predetermined income level during such periods.
The above description of the terms of the Purchase Agreement is qualified in its entirety by the Purchase Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

On July 3, 2007, the Company issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1.

The Company will file the financial statements and pro forma financial information regarding Annaco within the time periods prescribed by Item 9.01 of Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Agreement for Purchase of Assets dated June 29, 2007 by and Among Annaco, Inc., Metalico Akron, Inc., Metalico Akron Realty, Inc., and the other parties thereto

Ex. 99.1 Press Release issued July 3, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

July 6, 2007	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer